Exhibit 3.1.5

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is TRAC Drayage LLC

Second: The address of its registered office in the State of Delaware is 2711          Centarville Road          Ste 400         in the City of Wilmington             . Zip code 19808                 . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                            .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 15th                  day of November      ,                 2012            .

By:	/s/ Gregg F. Carpene
Authorized Person (s)

Name:	Gregg F. Carpene

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:24 AM 11/15/2012
FILED 02:00 PM 11/15/2012
SRV 121231023 - 5244324 FILE